AEW REAL ESTATE SECURITIES FUND

                               ADVISORY AGREEMENT

     AGREEMENT made this 1st day of September, 2000, by and between NVEST COMPANIES TRUST I, a Massachusetts business trust (the "Trust"), with respect to its AEW Real Estate Securities Fund series (the "Series"), and AEW Management and Advisors, L.P., a Delaware limited partnership (the "Manager").

                                   WITNESSETH:

     WHEREAS, the Trust and the Manager wish to enter into an agreement setting forth the terms upon which the Manager (or certain other parties acting pursuant to delegation from the Manager) will perform certain services for the Series;

     NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, the parties agree as follows:

1.   Advisory Services
     -----------------

          (a) The Trust hereby employs the Manager to furnish the Trust with Portfolio Management Services (as defined in Section 2 hereof) and certain Administrative Services (as defined in Section 3 hereof), subject to the authority of the Manager to delegate any or all of its responsibilities hereunder to other parties as provided in Sections 1(b) and (c) hereof. The Manager hereby accepts such employment and agrees, at its own expense, to furnish such services (either directly or pursuant to delegation to other parties as permitted by Sections 1(b) and (c) hereof) and to assume the obligations herein set forth, for the compensation herein provided;
     provided, however, that the Manager shall have no obligation to pay the fees of any Sub-Adviser (as defined in Section 1(b) hereof), to the extent that the Trust has agreed, under any contract to which the Trust and the Sub-Adviser are parties (a "Sub-Advisory Agreement") to pay such fees. The Manager shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

          (b) The Manager may delegate any or all of its responsibilities hereunder with respect to the provision of Portfolio Management Services (and assumption of related expenses) to one or more other parties (each such party, a "Sub-Adviser"), pursuant in each case to a written agreement with such Sub-Adviser that meets the requirements of Section 15 of the Investment Company Act of 1940 and the rules thereunder, as amended (the "1940 Act") applicable to contracts for service as investment adviser of a registered investment company (including without limitation the requirements for approval by the trustees of the Trust and the shareholders of the Series), subject, however, to such exemptions as may be granted by the Securities and Exchange Commission (the "Commission"). Any Sub-Adviser may (but need not) be affiliated with the Manager. If different Sub-Advisers are engaged to provide Portfolio Management Services with respect to different segments of the portfolio of the Series, the Manager shall determine,


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

     in the manner described in the prospectus of the Series from time to time in effect, what portion of the assets belonging to the Series shall be managed by each Sub-Adviser.

          (c) The Manager may delegate any or all of its responsibilities hereunder with respect to the provision of Administrative Services to one or more other parties (each such party selected and employed by the Manager, an "Administrator"). Any Administrator may (but need not) be affiliated with the Manager.

2.   Description of Portfolio Management Services
     --------------------------------------------

     As used in this Agreement, "Portfolio Management Services" means management of the investment and reinvestment of the assets belonging to the Series, consisting specifically of the following:

          (a) obtaining and evaluating such economic, statistical and financial data and information and undertaking such additional investment research as shall be necessary or advisable for the management of the investment and reinvestment of the assets belonging to the Series in accordance with the Series' investment objectives and policies;

          (b) taking such steps as are necessary to implement the investment policies of the Series by purchasing and selling of securities, including the placing of orders for such purchase and sale;

          (c) regularly reporting to the Board of Trustees of the Trust with respect to the implementation of the investment policies of the Series; and

          (d) voting all proxies and exercising all other rights of the Series as a security holder of companies in which the Series from time to time invests.

     The Manager shall manage the Series in conformity with (1) the investment objective, policies and restrictions of the Series set forth in the Trust's prospectus and statement of additional information relating to the Series, (2) any additional policies or guidelines established by the Trust's trustees that have been furnished in writing to the Manager, and (3) the provisions of the Internal Revenue Code (the "Code") applicable to "regulated investment companies" (as defined in Section 851 of the Code), all as from time to time in effect (collectively, the "Policies"), and with all applicable provisions of law, including, without limitation, all applicable provisions of the 1940 Act and the rules and regulations thereunder. Subject to the foregoing, the Manager is authorized in its discretion to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Series, without regard to the length of time the securities have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of the Series may be invested in such proportions of stocks, bonds, other securities or investment instruments, or cash, as the Manager shall determine.

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

3.   Description of Administrative Services
     --------------------------------------

     As used in this Agreement, "Administrative Services" means the provision to the Trust, by or at the expense of the Manager, of the following:

          (a) office space in such place or places as may be agreed upon from time to time by the Trust and the Manager, and all necessary office supplies, facilities and equipment;

          (b) necessary executive and other personnel for managing the affairs of the Series (exclusive of those services related to and to be performed under separate contract between the Trust and another entity or entities for custodial, transfer, dividend, plan agency and other administrative services, such services being performed by said entity or entities, and exclusive of any managerial functions described in Section 4);

          (c) compensation, if any, of trustees of the Trust who are directors, officers or employees of the Manager, any Sub-Adviser or any Administrator or of any affiliated person (other than a registered investment company) of the Manager, any Sub-Adviser or any Administrator; and

          (d) supervision and oversight of the Portfolio Management Services provided by any Sub-Adviser, and oversight of all matters relating to compliance by the Series with applicable laws and with the Series' investment policies, restrictions and guidelines, if the Manager has delegated to one or more Sub-Advisers any or all of its responsibilities hereunder with respect to the provision of Portfolio Management Services.

4.   Expenses
     --------

     Nothing in Section 3 hereof shall require the Manager to bear, or to reimburse the Trust for:

          (a) any of the costs of printing and mailing the items referred to in sub-section (n) of this section 4;

          (b) any of the costs of preparing, printing and distributing sales literature;

          (c) compensation of trustees of the Trust who are not directors, officers or employees of the Manager, any Sub-Adviser or any Administrator or of any affiliated person (other than a registered investment company) of the Manager, any Sub-Adviser or any Administrator;

          (d)   registration,   filing  and  other  fees  in   connection   with
     requirements of regulatory authorities;

          (e) the charges and expenses of any entity appointed by the Trust for custodial, paying agent, shareholder servicing, plan agent, or other administrative services;

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

          (f) charges and expenses of independent accountants retained by the Trust;

          (g) charges and expenses of any transfer agents and registrars appointed by the Trust;

          (h) brokers' commissions and issue and transfer taxes chargeable to the Trust in connection with securities transactions to which the Trust is a party;

          (i) taxes and fees payable by the Trust to federal, state or other governmental agencies;

          (j) any cost of certificates representing shares of the Trust;

          (k) legal fees and expenses in connection with the affairs of the Trust, including registering and qualifying its shares with Federal and State regulatory authorities;

          (l) expenses of meetings of shareholders and trustees of the Trust;

          (m) interest, including interest on borrowings by the Trust;

          (n) the costs of services, including services of counsel, required in connection with the preparation of the Trust's registration statements and prospectuses, including amendments and revisions thereto, annual, semiannual and other periodic reports of the Trust, and notices and proxy solicitation material furnished to shareholders of the Trust or regulatory authorities; and

          (o) the Trust's expenses of bookkeeping, accounting, auditing and financial reporting, including related clerical expenses.

5.   Purchase and Sale of Assets
     ---------------------------

     The Manager shall place all orders for the purchase and sale of securities for the Series with brokers or dealers selected by the Manager, which may include brokers or dealers affiliated with the Manager, provided such orders comply with Rule 17e-1 under the 1940 Act in all respects. To the extent consistent with applicable law, purchase or sell orders for the Series may be aggregated with contemporaneous purchase or sell orders of other clients of the Manager or an affiliate of the Manager. The Manager shall use its best efforts to obtain execution of transactions for the Series at prices that are advantageous to the Series and at commission rates that are reasonable in relation to the benefits received. However, the Manager may select brokers or dealers on the basis that they provide brokerage, research or other services or products to the Series and/or other accounts serviced by the Manager or an affiliate of the Manager. To the extent consistent with applicable law, the Manager may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another broker or dealer would have charged for effecting that transaction if the

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

Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research products and/or services provided by such broker or dealer. This determination, with respect to brokerage and research services or products, may be viewed in terms of either that particular transaction or the overall responsibilities which the Manager and its affiliates have with respect to the Series or to accounts over which they exercise investment discretion. Not all such services or products need be used by the Manager in managing the Series.

     To the extent permitted by applicable law, and in all instances subject to the foregoing policy of best execution, the Manager may allocate brokerage transactions in a manner that takes into account the sale of shares of one or more funds distributed by the Series' distributor, Nvest Funds Distributor, L.P. ("Nvest Distributor"). In addition, the Manager may allocate brokerage transactions to broker-dealers (including affiliates of Nvest Distributor) that have entered into arrangements in which the broker-dealer allocates a portion of the commissions paid by a fund toward the reduction of that fund's expenses, subject to the policy of best execution.

6.   Custodian
     ---------

     The assets of the Series shall be maintained in the custody of the custodian (the "Custodian") identified in, and in accordance with the terms and conditions of, the Trust's Custodian Contract (or any sub-custodian properly appointed as provided in the Custodian Contract). The Manager shall have no liability for the acts or omissions of the Custodian, unless such act or omission is taken in reliance upon instruction given to the Custodian by a representative of the Manager properly authorized to give such instruction under the Custodian Contract. Any assets added to the Series shall be delivered directly to the Custodian.

7.   Supervision of the Board of Trustees
     ------------------------------------

     All activities undertaken by the Manager or any Sub-Adviser or Administrator pursuant to this Agreement shall at all times be subject to the supervision and control of the Board of Trustees of the Trust, any duly constituted committee thereof or any officer of the Trust acting pursuant to like authority.

8.   Non-Exclusivity
     ---------------

     The services to be provided by the Manager and any Sub-Adviser or Administrator hereunder are not to be deemed exclusive and that the Manager is free to act as investment manager and provide other services to various investment companies and other managed accounts, so long as its services hereunder are not impaired thereby. This Agreement shall not in any way limit or restrict the Manager or any of its directors, officers, employees or agents from buying, selling or trading any securities or other investment instruments for its or their own account or for the account of others for whom it or they may be acting, provided that such activities do not adversely affect or otherwise impair the performance by the Manager of its duties and obligations under this Agreement. The Series recognizes and agrees that the Manager may provide advice to or take action with respect to other clients, which advice or action, including the timing and nature of such action, may differ from or be identical to advice given or action taken with respect to the Series. The Manager shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Series in any way or otherwise be deemed an agent of the Series.

9.   Compensation of the Manager
     ---------------------------

     As full compensation for all services rendered, facilities furnished and expenses borne by the Manager hereunder, the Trust shall pay the Manager compensation in an amount equal to the annual rate of 0.80% of the Series' average daily net assets for the first $500 million assets of the Fund and 0.75% of the Series' average daily net assets for assets over $500 million (or such lesser amount as the Manager may from time to time agree to receive) minus any fees payable by the Trust, with respect to the period in question, to any one or more Sub-Advisers pursuant to any Sub-Advisory Agreements in effect with respect to such period. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Board of Trustees of the Trust may from time to time determine and specify in writing to the Manager. The Manager hereby acknowledges that the Trust's obligation to pay such compensation is binding only on the assets and property belonging to the Series.

10.  Expense Limitations
     -------------------

     If the total of all ordinary business expenses of the Trust as a whole (including investment advisory fees, but excluding interest, taxes, portfolio brokerage commissions, distribution-related expenses and extraordinary expenses) for any fiscal year exceeds the lowest applicable percentage of average net assets or income limitations prescribed by any state in which shares of the Series are qualified for sale, the Manager shall pay such excess. Solely for purposes of applying such limitations in accordance with the foregoing sentence, the Series and the Trust shall each be deemed to be a separate fund subject to such limitations. Should the applicable state limitation provisions fail to specify how the average net assets of the Trust or belonging to the Series are to be calculated, that figure shall be calculated by reference to the average daily net assets of the Trust or the Series, as the case may be.

11.  Affiliations of the Manager
     ---------------------------

     It is understood that any of the shareholders, trustees, officers, employees and agents of the Trust may be a shareholder, director, officer, employee or agent of, or be otherwise interested in, the Manager, any affiliated person of the Manager, any organization in which the Manager may have an interest or any organization that may have an interest in the Manager; that the Manager, any such affiliated person or any such organization may have an interest in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder, except as otherwise provided in the Agreement and Declaration of Trust of the Trust, the charter documents of the Manager or specific provisions of applicable law.

12.  Effective Date and Termination
     ------------------------------

     This Agreement shall become effective as of the date of its execution, and

          (a) unless otherwise terminated, this Agreement shall continue in effect for two years from the date of its execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Series, and (ii) by vote of a majority of the trustees of the Trust who are not interested persons of the Trust or the Manager, cast in person at a meeting called for the purpose of voting on, such approval;

          (b) this Agreement may at any time be terminated on sixty days' written notice to the Manager either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Series;

          (c) this Agreement shall automatically terminate in the event of its assignment; and

          (d) this Agreement may be terminated by the Manager on ninety days' written notice to the Trust.

     Termination of this Agreement pursuant to this Section 12 shall be without the payment of any penalty.

13.  Amendment
     ---------

     This Agreement may be amended at any time by the mutual consent of the parties hereto subject to the applicable provisions of Section 15 of the 1940 Act, as the same may be modified or interpreted by any applicable order or orders of the Commission or any rules or regulations adopted by or interpretative releases of the Commission.

14.  Certain Definitions
     -------------------

     For the purpose of this Agreement, the terms "vote of a majority of the outstanding voting securities," "interested person," "affiliated person" and "assignment" shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act. References in this Agreement to any assets, property or liabilities "belonging to" the Series shall have the meaning defined in the Trust's Agreement and Declaration of Trust, as amended from time to time.

15.  Liability
     ---------

     In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Trust, to any shareholder of the Trust or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.



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


16.  Miscellaneous
     -------------

     (a) Survival. All provisions regarding liability and limits thereon shall survive the termination of this Agreement.

     (b) Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

     (c) Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of The Commonwealth of Massachusetts.

     (d) Force Majeure. In the event that the Manager is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

     (e) Consequential Damages. The Manager shall not be liable to the Trust for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

     (f) Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

     (g) Waiver. Neither a waiver nor any breach or default of any of the covenants or conditions herein contained and to be performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

     (h) Merger of Agreement. Excepting certain binding undertakings that the Manager may make from time to time to the Trust with respect to Series expense caps, this Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

     (i) Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

     (j) Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement:

NVEST COMPANIES TRUST I,
on behalf of its AEW Real Estate Securities Fund series


By: /s/ JOHN T. HAILER
   --------------------

Name: John T. Hailer

Title:   President

AEW MANAGEMENT AND ADVISORS, L.P.



By: /s/ JAMES J. FINNEGAN
   ----------------------

Name: James J. Finnegan

Title:  General Counsel

                                     NOTICE

     A copy  of the  Agreement  and  Declaration  of  Trust  establishing  Nvest
Companies Trust I (the "Trust") is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed with respect to the Trust's AEW Real Estate Securities Fund series (the "Series") on behalf of the Trust by officers of the Trust as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders individually, but are binding only upon the assets and property belonging to the Series.


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